EXHIBIT 99

CONTACT:	Michael P. Dickerson	FOR IMMEDIATE RELEASE
	Vice President of Finance and	July 29, 2008
Investor Relations (859) 572-8684

GENERAL CABLE REPORTS SECOND QUARTER RESULTS; EPS OF $1.37

HIGHLAND HEIGHTS, KENTUCKY, July 29, 2008 – General Cable Corporation (NYSE: BGC), one of the most geographically diversified industrial companies, reported today revenues and earnings for the second quarter ended June 27, 2008. Diluted earnings per share for the second quarter of 2008 were $1.37, an increase of 28.0% from the adjusted earnings per share of $1.07 in the second quarter of 2007. Reported earnings per share for the second quarter of 2007 were $1.15 including approximately an $0.08 per share tax benefit primarily from the reduction of certain state deferred tax asset valuation allowances.

Second Quarter Highlights

•	Record quarterly revenues of $1,742.8 million, including $478.7 million from acquisitions completed in the last twelve months
•	Operating income increased $27.6 million or 26.8%
•	Acquired in May, 70% of Enica Biskra, an Algerian manufacturer of low and medium voltage power and construction cables
•	Completed transaction to increase ownership in Phelps Dodge Philippines from 40% to 60% on June 30, 2008.
•	PDIC operating above expectations; integration smooth and synergies being realized
•	Won 2008 North American Frost & Sullivan Award for Growth Excellence in the Energy Cables Market

Second Quarter Results

Net sales for the second quarter of 2008 were $1,742.8 million, an increase of $513.3 million or 41.7% compared to the second quarter of 2007 on a metal-adjusted basis. This growth was principally due to the acquisition of Phelps Dodge International Corporation (PDIC) in the fourth quarter of 2007, the Company’s exposure to global electrical infrastructure markets and favorable foreign exchange translation partially offset by lower demand as a result of ongoing weak economic conditions primarily in the United States and Spain which are major markets for the Company.

Second quarter 2008 operating income was $130.6 million compared to operating income of $103.0 million in the second quarter of 2007, an increase of $27.6 million or 26.8%. The increase in operating earnings was principally a result of the addition of PDIC and strong global markets for energy and industrial infrastructure products, partially offset by lower demand and pricing in North America and ongoing weakness in Spanish construction. Operating margin was 7.5% in the second quarter of 2008, a decrease of approximately 90 basis points from the operating margin of 8.4% in the second quarter of 2007 on a metal-adjusted basis. This decline was principally due to the reduction in profitability of electric utility and communications cable products in North America.

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GENERAL CABLE REPORTS SECOND QUARTER RESULTS

Gregory B. Kenny, President and Chief Executive Officer of General Cable, said, “I am pleased that we have been able to deliver, on an adjusted basis, 28% year-over-year earnings growth despite difficult economic conditions in two of our major markets, the United States and Spain. The growth we have achieved is a direct result of the continuing internal investments in new product development, acquisitions we have made over the last several years and ongoing continuous improvement initiatives. The Company is generating about 70% of its revenues outside the United States with a high and growing proportion of revenue generated in markets such as Latin America, the Middle East, Asia and Africa. The recent promotion of Gregory J. Lampert to President and Chief Executive Officer of North America will allow me to intensify my focus on global operating excellence, coordination and growth.”

Segment Results

Revenue in the Company’s Europe and North Africa segment increased $69.9 million or 13.2% on a metal-adjusted basis. The increase in revenue is primarily due to the favorable impact of foreign currency translation, the acquisition of Enica Biskra, and strong demand for the Company’s utility and energy infrastructure products, partially offset by declining demand for construction products in the Spanish market. Operating earnings in the segment grew by 16.1% to $49.1 million in the second quarter of 2008 compared to the prior year. Operating margin increased to 8.2% in the second quarter of 2008 compared to 8.0% in the prior year on a metal-adjusted basis.

Revenue in the Rest of World segment was $513.9 million, an increase of $461.0 million, principally related to the acquisition of PDIC which was completed during the fourth quarter of 2007. Operating earnings were $49.0 million, an increase of $45.0 million from the second quarter of 2007. “Demand for cable products in the developing regions of the world is being driven by high levels of energy infrastructure, construction and mining activities. Particular strength is coming from government sponsored infrastructure projects in Latin America and Southeast Asia. Additionally, the core infrastructure investment required for the upcoming 2010 World Cup soccer event in South Africa has added pressure to an already taxed energy grid that is also supporting growing mining activities in the region, resulting in increased spending for energy transmission and distribution as well as construction,” said Mathias Sandoval, President and Chief Executive Officer, General Cable Latin America, Sub-Saharan Africa and Mideast/Asia Pacific.

In North America, revenue decreased 2.7% in the second quarter of 2008 compared to 2007 on a metal-adjusted basis while metal pounds sold were down 7.7% in the second quarter compared to the prior year. The decrease in metal pounds sold is principally due to the reduction in year-over-year demand for high metal content copper telecommunications cables and aluminum low voltage utility cables. Operating earnings decreased $24.2 million in the second quarter compared to the year ago period. “Demand has slowed and margins were pressured in the second quarter versus a very strong prior year period across a broad spectrum of product lines in North America, as a result of the weak construction environment, competitive dynamics and surging raw material and energy input costs. The year-over-year comparison gets somewhat easier toward the fourth quarter as the slowdown for many products began in that timeframe,” Kenny said.

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GENERAL CABLE REPORTS SECOND QUARTER RESULTS

Recent Corporate Developments

On May 21, 2008, the Company entered a joint venture for majority ownership of Enica Biskra, an Algerian state-owned manufacturer of low and medium voltage power and construction cables. Enica Biskra is a leading provider of utility cables to the principal Algerian state-owned power utility and gas producer. In 2007, the business generated over $100 million of revenue.  The Company plans to aggressively invest in this business, primarily for the fast growing Middle East and North African regions. The Company’s investment plan over the next few years is expected to exceed $30 million and focus on upgrading and expanding the product capabilities for medium voltage utility cables as well as cables for industrial applications for both the domestic market and export into neighboring North African and European markets. Additionally, the Company will be investing in training for the associates in the areas of continuous improvement and manufacturing efficiency.

On June 30, 2008, the Company completed a transaction to increase its equity ownership in Phelps Dodge Philippines, Inc. (PDP) from 40% (acquired in the acquisition of PDIC) to 60%. PDP is a joint venture established in 1955 by Anscor, a Philippine public holding company with diverse investments, and PDIC. PDP operates one of the largest wire and cable manufacturing facilities in the Philippines with leading market positions supporting the construction sector of the Philippine economy. The investment complements General Cable’s strategy in the region by providing a platform for further penetration into Southeast Asian markets as well as supporting ongoing operations in Australia, the Middle East and South Africa.  Additionally, with the sharing of new products and technology from General Cable around the world, PDP expects to penetrate other segments of the Philippine and regional wire and cable markets, including the power cable sector.

Preferred Stock Dividend

In accordance with the terms of the Company’s 5.75% Series A Convertible Redeemable Preferred Stock, the Board of Directors has declared a regular quarterly preferred stock dividend of approximately $0.72 per share.  The dividend is payable on August 22, 2008 to preferred stockholders of record as of the close of business on July 31, 2008. The Company expects the quarterly dividend payment to approximate $0.1 million.

Third Quarter 2008 Outlook

“The Company has continued to deliver significant year-over-year earnings improvement despite a challenging economic environment, particularly in the United States, coupled with inflation in the cost of raw materials and logistics. In the third quarter of 2008, we again expect to show strong earnings per share growth versus the prior year. For the third quarter, the Company expects to report earnings per share in the range of $1.17 to $1.27 compared to adjusted earnings per share of $1.03 in the third quarter of 2007, an increase of 14% to 23%, on revenues of approximately $1.675 to $1.725 billion. In the third quarter, we expect our ROW segment to be our most profitable,” Kenny concluded. Reported diluted earnings per share in the third quarter of 2007 were $1.11 and consistent with the second quarter, included an $0.08 per share tax benefit from the reduction in certain state deferred tax asset valuation allowances.

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GENERAL CABLE REPORTS SECOND QUARTER RESULTS

General Cable will discuss second quarter results on a conference call and webcast at 8:30 a.m. ET tomorrow, July 30, 2008. For more information please see our website at www.generalcable.com.

General Cable (NYSE:BGC) is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial,  and communications markets. Visit our website at www.generalcable.com.

Certain statements in this press release, including without limitation, statements regarding future financial results and performance, plans and objectives, capital expenditures and the Company’s or management’s beliefs, expectations or opinions, are forward-looking statements. Actual results may differ materially from those statements as a result of factors, risks and uncertainties over which the Company has no control. Such factors include the economic strength and competitive nature of the geographic markets that the Company serves; economic, political and other risks of maintaining facilities and selling products in foreign countries; changes in industry standards and regulatory requirements; advancing technologies, such as fiber optic and wireless technologies; volatility in the price of copper and other raw materials, as well as fuel and energy and the Company’s ability to reflect such volatility in its selling prices; interruption of supplies from the Company’s key suppliers; compliance with foreign and U.S. laws applicable to our international operations; potential adverse impact from environmental liabilities; risks from liabilities assumed in acquisitions; substantial indebtedness could adversely affect our business and financial condition; potential cross-defaults on our financing arrangements if we fail to comply with covenants and other provisions of financing arrangements; impact of a downgrade in our financial strength; the failure to negotiate extensions of the Company’s labor agreements on acceptable terms; the Company’s ability to increase manufacturing capacity and achieve productivity improvements; the Company’s dependence upon distributors and retailers for non-exclusive sales of certain of  the Company’s products; pricing pressures in the Company’s end markets; the Company’s ability to maintain the uncommitted accounts payable or accounts receivable financing arrangements in its European operations; the impact of any additional charges in connection with plant closures and the Company’s inventory accounting practices; the impact of certain asbestos litigation, unexpected judgments or settlements and environmental liabilities; the ability to successfully identify, finance and integrate acquisitions; the impact of terrorist attacks or acts of war which may affect the markets in which the Company operates; the Company’s ability to  retain key employees; the Company’s ability to service debt requirements and maintain adequate domestic and international credit facilities and credit lines; the impact on the Company’s operating results of its  pension accounting practices; volatility in the market price of the Company’s common stock all of which are more fully discussed in the Company's Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2008  as well as periodic reports filed with the Commission.
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TABLES TO FOLLOW
Release No. 0580
07/29/08

General Cable Corporation and Subsidiaries
Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Fiscal Months Ended		Six Fiscal Months Ended
	June 27, 2008	June 29, 2007	June 27, 2008	June 29, 2007
Net sales	$1,742.8	$1,172.5	$3,311.2	$2,181.7
Cost of sales	1,515.5	999.4	2,871.2	1,848.8
Gross profit	227.3	173.1	440.0	332.9

Selling, general and administrative expenses	96.7	70.1	194.1	138.8
Operating income	130.6	103.0	245.9	194.1
Other expense	(1.8)	(1.5)	(0.4)	(1.5)
Interest income (expense):
Interest expense	(16.2)	(10.6)	(31.2)	(19.5)
Interest income	3.5	3.9	6.3	6.9
Loss on extinguishment of debt	-	-	-	(25.1)
	(12.7)	(6.7)	(24.9)	(37.7)

Income before income taxes	116.1	94.8	220.6	154.9
Income tax provision	(38.9)	(31.9)	(75.0)	(54.1)
Minority interests in consolidated subsidiaries	(3.2)	-	(6.8)	-
Equity in net earnings of affiliated companies	1.7	-	2.8	-
Net income	75.7	62.9	141.6	100.8
Less: preferred stock dividends	(0.1)	(0.1)	(0.2)	(0.2)
Net income applicable to common shareholders	$75.6	$62.8	$141.4	$100.6

Earnings per share
Earnings per common share - basic	$1.47	$1.23	$2.75	$1.97
Weighted average common shares - basic	51.6	51.2	51.5	51.1
Earnings per common share - assuming dilution	$1.37	$1.15	$2.57	$1.87
Weighted average common shares - assuming dilution	55.4	54.7	55.0	53.8

General Cable Corporation and Subsidiaries
Consolidated Statements of Operations
Segment Information
(in millions)
(unaudited)

	Three Fiscal Months Ended		Six Fiscal Months Ended
	June 27, 2008	June 29, 2007	June 27, 2008	June 29, 2007

Revenues (as reported)
North America	$628.6	$615.2	$1,169.3	$1,160.3
Europe and North Africa	600.3	506.7	1,153.6	932.7
Rest of World	513.9	50.6	988.3	88.7
Total	$1,742.8	$1,172.5	$3,311.2	$2,181.7

Revenues (metal adjusted)
North America	$628.6	$646.2	$1,169.3	$1,246.5
Europe and North Africa	600.3	530.4	1,153.6	996.0
Rest of World	513.9	52.9	988.3	94.9
Total	$1,742.8	$1,229.5	$3,311.2	$2,337.4

Metal Pounds Sold
North America	102.8	111.4	195.1	219.1
Europe and North Africa	85.7	90.1	172.6	174.6
Rest of World	104.7	7.2	202.8	12.7
Total	293.2	208.7	570.5	406.4

Operating Income
North America	$32.5	$56.7	$63.7	$103.5
Europe and North Africa	49.1	42.3	98.2	81.6
Rest of World	49.0	4.0	84.0	9.0
Total	$130.6	$103.0	$245.9	$194.1

Return on Metal Adjusted Sales
North America	5.2%	8.8%	5.4%	8.3%
Europe and North Africa	8.2%	8.0%	8.5%	8.2%
Rest of World	9.5%	7.6%	8.5%	9.5%
Total Company	7.5%	8.4%	7.4%	8.3%

Capital Expenditures
North America	$12.4	$9.7	$21.4	$13.8
Europe and North Africa	25.2	17.4	46.3	29.7
Rest of World	13.8	1.5	25.3	2.2
Total	$51.4	$28.6	$93.0	$45.7

Depreciation & Amortization
North America	$9.3	$9.3	$18.1	$17.5
Europe and North Africa	8.0	3.9	15.0	10.0
Rest of World	7.7	0.6	15.3	1.2
Total	$25.0	$13.8	$48.4	$28.7

Revenues by Major Product Lines
Electric Utility	$593.4	$422.3	$1,138.4	$807.4
Electrical Infrastructure	432.7	322.1	827.7	581.4
Construction	419.3	210.1	806.8	387.6
Communications	220.0	218.0	422.5	405.3
Rod Mill Products	77.4	-	115.8	-
Total	$1,742.8	$1,172.5	$3,311.2	$2,181.7